    As filed with the Securities and Exchange Commission on February 6, 1998

                           Registration No. 333-45777
                   ------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                   ------------------------------------------


                                AMENDMENT NO. 2
                                       TO
                                    FORM S-3



                             Registration Statement
                                    Under the
                             Securities Act of 1933
                    -----------------------------------------


                               SYNERGY BRANDS INC.
             (Exact Name of Registrant as Specified in its Charter)


       Delaware                                      22-2993066
(State or Other Jurisdiction                      (I.R.S. Employer
of Incorporation or                               Identification Number)
Organization)


                                 10850 Perry Way
                                    Suite 203
                                Wexford, PA 15090
                                 (412) 980-6380
                   (Address, Including Zip Code, and Telephone
                   Number, Including Area Code of Registrant's
                          Principal Executive Offices)

                             Henry Platek, President
                               Synergy Brands Inc.
                                 10850 Perry Way
                                    Suite 203
                                Wexford, PA 15090
                                 (412) 980-6380
                     (Name, Address, Including Zip Code, and
                    Telephone Number, Including Area Code of
                               Agent for Service)

                                    Copy to:

                                Randall J. Perry
                                  159 Park Ave.
                              Rutherford, NJ 07070

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective. If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest-reinvestment plans, check the following box: [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective Registration Statement for the same offering: [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering: [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]


                        CALCULATION OF REGISTRATION FEE

                                      Proposed       Proposed
                                      Maximum        Maximum          Proposed
Title of each class                   Amount         Offering         Aggregate      Amount of
of Securities to be                   to be          Price            Offering       Registration
Registered                            Registered     Per Share (1)    Price(1)       Fee
--------------------                  ----------     ----------       ----------     ----------
Common Stock, $.001
par value per share,                  1,000,000       2.00             2,000,000       $606.00
of Selling Securityholders (2)

Common Stock, $.001 par value
per share, related to the exercise
of Placement Agent Warrants (3)         228,000       2.00               456,000        138.00

Common Stock, $.001 par value,
of Selling Securityholders (4)          125,000       2.00               500,000         76.00


Common Stock, $.001 par value
of Selling Securityholders (5)        1,500,000        .43               645,000        196.00

                                                                        Total        $1,016.00
                                                                                     ----------




(1) Estimated solely for the purpose of calculating the registration fee. Based upon the average of the bid and ask prices on September 29, 1998 of the Common Stock pursuant to Rule 457(c).

(2) Common Stock issued and held in escrow for conversion of Debentures issued to Selling Securityholders and for exercise of Warrants issued to Selling Securityholders which Debentures and Warrants were issued in connection with a private placement of the Registrant.

(3) Common Stock issued and held in escrow for exercise of a Warrant issued as part of finder's fee for introducing investors for the private placement referenced in footnote (2) hereinabove and Warrants previously issued to the same entity in connection with other services.

(4) Miscellaneous currently outstanding shares of the Common Stock being registered for sale by Selling Securityholders, including 25,000 issued to the same entity described in note (3) in connection with said private placement.


(5) Common Stock reserved for issuance upon conversion of the debentures and/or warrants of the Selling Sharholders for which other common stock registered herewtih may be insufficient in amount

(6) An undetermined number of securities is being registered pursuant to Rule 416 under the Securities Act to cover any adjustment in the number of shares issuable as a result of the anti-dilution provisions of the Warrants and the Debentures.




         The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall therefor become effective in accordance with Section 8(a) of this Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                               SYNERGY BRANDS INC.




Cross-Reference  Sheet Showing Location in Prospectus of Information Required by
Part I of Form S-3 Pursuant to Item 501(b) of Regulation S-K


1. Forepart of the Registration Statement
   and Outside Front Cover Page of
   Prospectus...........................Outside front cover page of  Prospectus

2. Inside Front and Outside Back Cover
   Pages of Prospectus..................Inside front cover page of Prospectus;
                                        Outside back cover page of Prospectus

3. Summary Information, Risk Factors and
   Ratio of Earnings to Fixed Charges...Risk Factors; otherwise Not
                                        Applicable

4. Use of Proceeds......................Use of Proceeds

5. Determination of Offering Price......Not Applicable

6. Dilution.............................Not Applicable

7. Selling Security Holders.............Inside Front Cover; Concurrent Sales
                                        by Selling Securityholders

8. Plan of Distribution.................Selling Securityholder Offering; Plan of
                                        Distribution

9. Description of Securities to be
    Registered..........................Description of Securities

10. Interests of Named Experts
    and Counsel.........................Experts

11. Material Changes....................Recent Developments

12. Incorporation of Certain Information by
      Reference.........................Documents Incorporated by Reference

13. Disclosure of Commission Position on
      Indemnification for Securities Act
         Liabilities....................Commission Position on Indemnification

PROSPECTUS
                               SYNERGY BRANDS INC.


                        1,353,000 Shares of Common Stock
                       Offered by Selling Securityholders


         The securityholders named on pages 16 and 17 of this Prospectus (the "Selling Securityholders") of Synergy Brnads Inc. ("Synergy") will offer pursuant to this Prospectus an aggregate of 1,353,000 shares (the "Registered Stock") of Synergy's Common Stock, $.001 par value (the "Common Stock"), consisting of (1) an aggregate of 1,000,000 shares of the Common Stock issued and held in escrow pending conversion of Synergy's 10% Subordinated Convertible Debentures due November 15, 2000 (the "Convertible Debentures"); and issued and held in escrow pending exercise of Common Stock purchase warrants expiring November 14, 2000 (the "Investor Warrants"); (2) an aggregate of 228,000 shares of the Common Stock issued and held in escrow pending the exercise of Common Stock purchase warrants expiring September 24, 2000, June 8, 2002 and November 14, 2002 (the "Placement Agent Warrants"; the Investor Warrants and the
Placement Agent Warrants being collectively referred to herein as the "Warrants"); (3) 25,000 shares of the Common Stock owned by the holder of the Placement Agent Warrants; and (4) 100,000 shares of the Common Stock received by the holder in settlement of a claim. See "Selling Securityholders" and "Plan of Distribution." An additional 1,500,000 shares of common stock are being registered and reserved by the Registrant for issuance to and potential transfer by holders of the Convertible Debentures and/or Investor Warrants if the securities held in escrow therefo are insufficient to satisfy the terms on exercise of the Convertible Debentures and/or Warrants. Synergy will not receive any of the proceeds from the sales of the Registered Stock by the Selling Securityholders, but will receive an aggregate of $674,000 if the Warrants are exercised. Pursuant to agreements between Synergy and the Selling Securityholders, Synergy has agreed to pay all of the expenses of registering the shares of the Common Stock offered hereby, which expenses are estimated to be $66,820. The Selling Securityholders will, however, pay the other costs related to the sale of their securities, including discounts, commissions and transfer fees, if any. Synergy has agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act.


         The Selling Securityholders may offer all shares of the Registered Stock in transactions in the over-the-counter market at market prices obtainable at the time of sale, or in privately-negotiated transactions at prices determined by negotiation. The Selling Securityholders may effect such transactions by selling the shares of the Registered Stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Securityholders and/or the purchasers of the shares for whom such broker-dealer may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealers may be in excess of customary commissions.) See "Selling Securityholders" and "Plan of Distribution." The Selling Securityholders may be deemed to be "underwriters" as defined in the Securities Act of 1933, as amended (the "Securities Act"). If any broker-dealers are used by the Selling Securityholders, any commissions paid to such broker-dealers and, if broker-dealers purchase any shares as principals, any profits received by such broker-dealers on the resales of the shares, may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the Selling Securityholders may be deemed to be underwriting compensation.

         The Common Stock is traded on the Nasdaq SmallCap Market under the symbol SYBR. On September 29, 1998, the closing sales price of the Common Stock was $.44 per share as reported on the Nasdaq System. However, because of the current bid price for the Company's common stock being under $1 as is the required minimum level to be maintained to continue NASDAQ listing compliance, the Company is out of compliance and subject to being delisted from NASDAQ unless the market price for their stock is materially increased (see Risk Factor 14 infra).



         The shares of the Registered Stock being offered by this Prospectus are speculative in that they involve certain risks. See "Risks Factors" commencing on page 4 hereof for a discussion of matters which should be considered by purchasers of these shares. ________________________


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


The date of this Prospectus is _______________, 1998

                             ADDITIONAL INFORMATION


         Synergy is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance with the Exchange Act, files reports, proxy and information statements and other information with the Commission. Reports, proxy and information statements and other information concerning Synergy can be inspected and copied (at prescribed rates) at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following regional offices of the Commission, 7 World Trade Center, New York, New York 10048. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants like Synergy that file electronically with the Commission at the following Web site address: http://www.sec.gov. In addition, the Common Stock is traded in the over-the-counter market on the Nasdaq System, and reports, proxy and information statements and other information concerning Synergy can be inspected and copied at the office of the National Association of Securities Dealers, Inc. (the "NASD"), Nasdaq Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

         Synergy has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3, Registration No.333-45777 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of the Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement. For further information with respect to Synergy and this offering of shares of the Common Stock, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any agreement or other document filed as an exhibit to the Registration Statement are not necessarily complete and in each instance reference is made to the copy of such agreement or document filed as an exhibit to the Registration Statement, each statement being qualified in all respects by such reference. The Registration Statement, including exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W. Washington, DC 20549, and copies of all or any part thereof may be obtained from such office upon payment of the prescribed fees.

                       DOCUMENTS INCORPORATED BY REFERENCE

         The following documents filed by the Company with the Commission are incorporated by reference into this prospectus:

         (1) Synergy's Annual Reports as amended on Form 10-K for the fiscal year ended December 31, 1997;

         (2) Synergy's Quarterly Reports as amended on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997, September 30, 1997, March 31, 1998 and June 30, 1998;

         (3) Synergy's definitive proxy statement dated April 30, 1998 for the 1997 Annual meeting of Stockholders; and

         (4) Synergy's Registration Statement on Form 8-A, File No. 0-19409, dated July 11, 1991.

         All reports and definitive proxy or information subsequently filed by Synergy pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the shares of the Common Stock shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         Synergy will provide without charge to each person to whom a copy of this Prospectus has been delivered on the written request of any such person, a copy of any or all of the documents described above which have been incorporated by reference in this Prospectus, other than exhibits to such documents. A reasonable fee for duplicating and mailing will be charged for a copy of any exhibit if such exhibit is requested. Written requests for copies of such documents should be addressed to Mitchell Gerstein, Vice President, Synergy Brands, Inc., PO Box 996, Syosset, NY 11291-0996 or at (516) 682-1980.

         Synergy changed its corporate name effective June 24, 1998 from Krantor Corporation to Synergy Brands, Inc.

                                   THE COMPANY
BUSINESS


     Synergy is engaged in the distribution of brand name grocery and health and beauty aids products, premium hand-rolled cigars and frozen squid to major wholesalers and retailers in the United States and the Caribbean. Synergy also has an exclusive marketing agreement to sell and distribute prepaid long distance telephone cards to Caribbean and select United States customers. Recently Synergy has also become an exclusive distributor for a sizeable Dominican Republic tobacco grower and cigar manufacturer to market such company's major brands of cigars (see "Recent Developments"). Synergy has become engaged in the premium cigar distribution business through and because of such distribution agreement. Previous thereto, Synergy was not engaged in such business. Such businesses of Synergy are conducted through corporate subsidiaries whose stock is wholly or majority owned by Synergy, and the results of whose businesses are consolidated for reporting purposes with the financial statements of the Synergy. See the filed reports of Synergy incorporated by reference herein under "Documents Incorporated by Reference" and "Recent Developments" for a further description of the business of Synergy and its subsidiaries (collectively referred to herein as the "Company").

OFFERING



     Synergy is not offering any securities pursuant to this offering. As indicated on the Cover Page, the Selling Securityholders are offering an aggregate of 1,353,000 shares of the Common Stock consisting of (1) an aggregate of 1,000,000 shares to be offered following conversion of the Convertible Debentures and exercise of the Investor Warrants; (2) an aggregate of 228,000 shares to be offered following exercise of the Placement Agent Warrants; (3)
25,000 shares to be offered by the holder of the Placement Agent  Warrants;  and
(4) an aggregate of 100,000 shares owned and being offered by a certain Selling Securityholder. An additional 1,500,000 shares of common stock are being registered and reserved by the Registrant for issuance to and potential transfer by holders of the Convertible Debentures and/or Investor Warrants if the securities held in escrow therefor are insufficient to satisfy the terms on exercise of the Covertible Debentures and/or Investor Warrants. See also
"Selling Securityholders" and "Plan of Distribution. The Company in May 1997 reverse split its outstanding common stock one-for-25. All of such Selling Securityholders stock are after split shares.




                                  RISK FACTORS

         The shares of the Common Stock offered by this Prospectus are speculative, involve a high degree of risk and should not be purchased by anyone unable to afford a loss of his, her or its entire investment. In analyzing this offering prospective investors should review carefully the investment considerations set forth below.

OPERATIONS

1.      NEED FOR ADDITIONAL CAPITAL.

         In the recent past, the Company has operated on limited capital resources and has depended primarily on funds generated from the sales of shares of the Common Stock and short-term loans. These cash shortages have continued to adversely affect its business, and, accordingly, the Company requires additional capital to finance its business activities. The Company will have to obtain such additional capital through borrowings or from additional equity financings. Additional future equity financing may occur through the sale of either unregistered shares of the Common Stock or other securities in exempt offerings or through the public offering of registered securities. In any case, any such additional equity financing may result in additional dilution to existing stockholders (including purchasers of the shares offered by this Prospectus). There can be no assurance that any additional capital funding can satisfactorily be arranged. The Company has no present arrangements for the acquisition of additional capital.

2.      RISKS OF BUSINESS DEVELOPMENT.


     The Company has ventured into new lines of product distribution (see "Recent Developments") (Cigar distribution (1997) and frozen squid import and distribution (1996)) and such product lines are expected to constitute a material part of the Company's revenue stream. The Company has not restored its level of product sales to that of previous years but with the addition of these new product lines the Company is hopeful of reaching and hopefully exceeding those prior levels. Because of the newness of these lines of products to the Company, the Company's operations in these areas should be considered subject to all of the risks inherent in a new business enterprise, including the absence of a profitable operating history and the expense of new product development. Various problems, expenses, complications and delays may be encountered in connection with the development of the Company's new products. These expenses must either be paid out of the proceeds of future offerings or out of generated revenues and Company profits. There can be no assurance as to the availability of funds from either of these sources.

3.       RAPIDLY CHANGING MARKET MAY IMPACT OPERATIONS.

         The market for the Company's products is rapidly changing with evolving industry standards and frequent new product introductions. The Company's future success will depend in part upon its continued ability to enhance its existing products and to introduce new products and features to meet changing customer requirements and emerging industry standards. The Company will have to develop and implement an appropriate marketing strategy for each of its products. There can be no assurance that the Company will successfully complete the development of future products or that the Company's current or future products will achieve market acceptance levels conducive to the Company's fiscal needs. Any delay or failure of these products to achieve market acceptance would adversely affect the Company's business. In addition, there can be no assurance that the products or technologies developed by others will not render the Company's products or technologies non-competitive or obsolete.

4.       COMPETITION.

         While the  business of the  operating  subsidiaries  are  significantly diversified, each subsidiary independently faces competition from numerous organizations which possess similar expertise and provide comparable products or services as those furnished by the subsidiary. In most instances, the competitors are larger organizations with substantially greater resources. This is especially true in the cigar industry where the Company competes with various small and large regional, national and international firms selling both wholesale and retail. The ability of the Company to successfully compete within each industry segment will depend upon numerous factors, including the Company's ability to generate additional working capital to substantially expand both domestic and international marketing activity and to identify additional products which can either be developed internally or acquired from third parties to improve the Company's competitive positions. There can be no assurance that Synergy can successfully support the capital requirements of its subsidiaries to enable them to achieve competitive parity or that, even if such capital is made available, the subsidiaries will effectively compete.

5.       DEPENDENCE UPON ATTRACTING AND HOLDING.

         The Company's future success depends in large part on the continued service of its key technical, marketing, sales and management personnel and on its ability to continue to attract, motivate and retain highly qualified employees. Although the Company's key employees have stock options, its key employees may voluntarily terminate their employment with the Company at any time. Competition for such employees is intense and the process of locating technical and management personnel with the combination of skills and attributes required to execute the Company's strategy is often lengthy. Accordingly, the loss of the services of key personnel could have a material adverse effect upon the Company's operating efforts and on its research and development efforts. The Company does not have key person life insurance covering its management personnel or other key employees.

6. EXTENSIVE AND INCREASING REGULATION OF TOBACCO PRODUCTS AND LITIGATION MAY IMPACT CIGAR INDUSTRY.

         The tobacco industry in general has been subject to extensive regulation at the federal, state and local levels. Recent trends have increased regulation of the tobacco industry. Although regulation initially focused on cigarette manufacturers, it has begun to have a broader impact on the industry as a whole and may focus more directly on cigars in the future. The recent increase in popularity of cigars could lead to an increase in regulation of cigars. A variety of bills relating to tobacco issues have been introduced in the U.S. Congress, including bills that would have (i) prohibited the advertising and promotion of all tobacco products or restricted or eliminated the deductibility of such advertising expense, (ii) increased labeling requirements on tobacco products to include, among others things, addiction warnings and lists of additives and toxins, (iii) shifted control of tobacco products and advertisements from the Federal Trade Commission (the "FTC") to the Food and Drug Administration (the "FDA"), (iv) increased tobacco excise taxes and (v) required tobacco companies to pay for health care costs incurred by the federal government in connection with tobacco related diseases. Future enactment of such proposals or similar bills may have an adverse effect on the results of operations or financial condition of the Company.

         In addition, a majority of states restrict or prohibit smoking in certain public places and restrict the sale of tobacco products to minors. Local legislative and regulatory bodies also have increasingly moved to curtail smoking by prohibiting smoking in certain buildings or areas or by designated "smoking" areas. Further restrictions of a similar nature could have an adverse effect on the Company's sales or operations, such as banning counter access to or display of cigars, or decisions by retailers because of public pressure to stop selling all tobacco products. Numerous proposals also have been considered at the state and local level restricting smoking in certain public areas, regulating point of sale placement and promotions and requiring warning labels.

         Although federal law has required health warnings on cigarettes since 1965 and on smokeless tobacco since 1986, there is no federal law requiring that cigars carry such warnings. California, however, requires "clear and reasonable" warning to consumers who are exposed to chemicals determined by the State to cause cancer on reproductive toxicity, including tobacco smoke and several of its constituent chemicals. Similar legislation has been introduced in other states, but did not pass. There can be no assurance that other states will not enact similar legislation. Consideration at both the federal and state level also has been given to consequences of tobacco smoke on others who are not currently smoking (so called "second-hand" smoke). There can be no assurance that regulations relating to second hand smoke will not be adopted or that such regulation or related litigation would not have a material adverse effect on the Company's results of operations or financial condition.

         Increased cigar consumption and the publicity such increase has received may increase the risk of additional regulation. The Company cannot predict the ultimate content, timing or effect of any additional regulation of tobacco products by any federal, state, local or regulatory body, and there can be no assurance that any such legislation or regulation would not have a material adverse effect on the Company's business. See "Recent Developments"

         On June 20, 1997 the Attorneys General of 40 states and the major United States cigarette manufacturers announced a proposed settlement of a lawsuit filed by the States. The proposed settlement, which will require that the United States Congress take certain action, is complex and may change significantly or be rejected. However, the proposal would require significant changes in the way United States cigarette and tobacco companies do business. Among other things: the tobacco companies will pay hundreds of billions of dollars; the FDA could regulate nicotine as a drug; class action lawsuits and punitive damages would be banned; and tobacco billboards and sporting event sponsorships would be prohibited. The potential impact, if any, of the settlement and related legislation on the cigar industry is uncertain.

         In addition to the 40-state litigation referred to in the preceding paragraph, the tobacco industry has experienced and is experiencing significant health-related litigation involving tobacco and health issues. Plaintiffs in such litigation have sought and are seeking compensatory, and in some cases punitive, damages for various injuries claimed to result from the use of tobacco products or exposure to tobacco smoke. The proposed settlement of the 40-state litigation may have a material impact to limit litigation, but there can be no assurance that there would not be an increase in health-related litigation against the cigarette and smokeless tobacco industries or similar litigation in the future against the cigar industry. Costs of defending prolonged litigation and any settlement or successful prosecution of any material health-related litigation against manufacturers of cigars, cigarettes or smokeless tobacco or suppliers to the tobacco industry could have a material adverse effect on the Company's results of operations and/or financial condition. The recent increase in the sales of cigars and the publicity such increase has received may have the effect of increasing the probability of legal claims. Also, a recent study published in the journal Science reported that a chemical found in tobacco smoke has been found to cause genetic damage in lung cells that is identical to damage observed in many malignant tumors of the lung and thereby directly links lung cancer to smoking. This study and other reports could affect pending and future tobacco regulation or litigation relating to cigar smoking.

7.       RISKS RELATING TO MARKETING OF CIGARS.

         The Company primarily will distribute premium cigars which are hand-rolled and use tobacco aged over one year. The Company believes that there is an abundant supply of tobacco available through its supplier in the Dominican Republic for the types of cigars the Company primarily will sell. However, there can be no assurance that increases in demand would not adversely affect the Company's ability to acquire higher priced premium cigars.

         While the cigar industry has experienced increasing demand for cigars during the last several years, there can be no assurance that the trend will continue. If the industry does not continue as the Company anticipates or if the Company experiences a reduction in demand for whatever reason, the Company's supplier may temporarily accumulate excess inventory which could have an adverse effect on the Company's business or results of operations.

8. SOCIAL, POLITICAL, AND ECONOMIC RISKS ASSOCIATED WITH FOREIGN TRADE MAY ADVERSELY IMPACT BUSINESS.


     The Company purchases all of its premium cigars from manufacturers located in countries outside the United States. In addition, the Company acquires squid through the People's Republic of China ("PRC"). Social and economic conditions inherent in foreign operations and international trade may change, including changes in the laws and policies that govern foreign investment and international trade. To a lesser extent social, political and economic conditions may cause changes in United States laws and regulations relating to foreign investment and trade. Social, political or economic changes could, among other things, interrupt cigar supply or cause significant increases in cigar prices. In particular, political or labor unrest in the Dominican Republic could interrupt the production of premium cigars, which would inhibit the Company from buying inventory. Any government sanctions that cause an interruption of trade or prohibit trade with the PRC through higher duties or quotas could have a material adverse effect on the Company's business. China currently maintains a Most Favored Nation status with the United States, which it has maintained continuously since 1980, renewal of which is done on an annual basis each May. Loss of such status could have a material adverse affect on Company business. Accordingly, there can be no assurance that changes in social, political, economic conditions will not have a material adverse affect on the Company's business.


9.       SEASONALITY.

         Seasonality affects the demand for certain products sold by the Company, such as juice drinks in the summer months or hot cereals in fall and winter months. However, all these products are available to the Company throughout the year. Manufacturers also tend to promote more heavily towards the close of the fiscal quarters and during the spring and early summer months. Accordingly, the Company is able during these periods to purchase more products, increase sales during these periods and reduce its product cost due to these promotions. The Company generally experiences lower sales volume in the fourth quarter due to the reduced number of selling days resulting from the concentration of holidays in the quarter. Sale of frozen squid is more significant in the third and fourth quarters due to the seasonal catch which occurs in the second quarter.

10.      DEPENDENCE ON PUBLIC TRENDS.

         The Company's business is subject to the effects of changing customer preferences and the economy, both of which are difficult to predict and over which the Company has no control. A change in either consumer preferences or a down-turn in the economy would affect the Company's business prospects. Because the Company is dependent on financing, any increase in interest rates will increase the Company's credit costs, thus reducing potential profits.

11.      POTENTIAL PRODUCT LIABILITY.

         As a participant in the distribution chain between the manufacturer and consumer, the Company would likely be named as a defendant in any product liability action brought by a consumer. To date, no claims have been asserted against the Company for products liability; however, there can be no assurance that such claims will not arise in the future. Currently, the Company does not carry product liability insurance. Because no products liability claim is currently covered by insurance and if the Company is unable to recover damages from the manufacturer or supplier of the product that caused such injury, the Company may be required to pay some or all of such claim from its own funds. Any such payment could have a material adverse impact on the Company.

12.      RELIANCE ON COMMON CARRIERS MAY IMPACT BUSINESS.

         The Company does not utilize its own trucks in its business and is dependent, for shipping of product purchases, on common carriers in the trucking industry. Although the Company uses several hundred common carriers, the trucking industry is subject to strikes from time to time, which could have a material adverse effect on the Company's operations if alternative modes of shipping are not then available. Additionally the trucking industry is susceptible to various natural disasters which can close transportation lanes in any given region of the country. To the extent common carriers are prevented from or delayed in utilizing local transportation lanes, the Company will likely incur higher freight costs due to the limited availability of trucks during any such period that transportation lanes are restricted.

13.      LITIGATION



     The Company is named as a defendant in various lawsuits arising from the liquidation of Island Frozen and Dairy ("IFD"), a previous wholly-owned subsidiary of the Company. The Company has reserved and accrued on its books funds to cover these possible claims. There are currently $120,000 in judgments against the Company from former IFD creditors that have sought recovery from the Company. The Company is appealing these judgments and/or negotiating Settlements with these IFD creditors. In June 1996, a complaint was filed in Superior Court Law Division, Essex County, New Jersey, Docket No. ESX-L-6491- 96 by New Jersey National Bank against the Company, Affiliated Island Grocers, the then affiliate of the Company, and certain other defendants, seeking payment on secured business financing, to which claim the Company believes it has and has asserted significant claims to monetary offsets. The principal amount claimed owed by the Company in such lawsuit is $350,000.00. The Company does not believe that the extent of the balance of above mentioned lawsuits exceeds $75,000. While it is not reasonably possible to estimate the amount of losses in excess of amounts accrued and reserved for such losses, if any, that may arise out of such litigation, management believes that the outcome will not have a material effect on the operations of the Company.

     Action was brought by Synergy Brands Inc., and Island Wholesale Grocers Inc., an affiliated company of Synergy Brands Inc. against The Proctor & Gamble Distributing Company, in which case The Proctor & Gamble Distributing Company counterclaimed, which action was brought in United States District Court, Eastern District of New York under docket no. CIV. 96-1503(FB), the nature of the claims relating to promotional rebates which the Company claims from Proctor & Gamble and accounts payable from the Company to Proctor & Gamble which are claimed as due and outstanding. The Company has negotiated a settlement agreement with Proctor and Gamble in connection with this matter entered in May 1997. The settlement involves recognition of debt due to Proctor & Gamble in the amount of $1,465,976 which the Company shall pay in cash and stock, as reduced by promotional rebates expected to offset at least one third of such settled amount. Full payment is due by April 30, 2000. Failure to abide by the terms of such settlement may have a material adverse effect on the Company's business.


     Two former officers of IFD were awarded through arbitration $467,000 under disputed employment contracts. The award was converted to a judgment against Synergy and Affiliated Island Grocers d/b/a Island Frozen & Dairy. An
involuntary Bankruptcy petition was attempted and the Company settled all actions relating to this case for $300,000 in shares of the Common Stock by stipulation entered in the Eastern District of New York, Case No. 897- 87458-478 dated November 6, 1997.

     The Company is subject to other legal proceedings and claims which arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the financial position, results of operations or cash flows of the Company, but there can be no assurance as to this.

COMMON STOCK

14.       POSSIBLE LOSS OF NASDAQ SMALL CAP LISTING.


         Synergy currently does not qualify for trading on the Nasdaq SmallCap system. Nasdaq has adopted, and the Commission has approved, certain changes to its maintenance requirements which became applicable to Synergy on February 28, 1998, including the requirement that a stock listed in such market have a bid price greater than or equal to $1.00. The bid price per share for the Common Stock is and has been in the past below $1.00 and the Common Stock has remained on the Nasdaq Small Cap System because Synergy has complied with the alternative criteria which were eliminated under the new rules. If the bid price continues below $1.00 per share, the Common Stock could be delisted from the Nasdaq Small Cap System and thereafter trading would be reported in the NASD's OTC Bulletin Board or in the "pink sheets." In the event of delisting from the Nasdaq Small Cap System, the Common Stock would become subject to rules adopted by the Commission regulating broker-dealer practices in connection with transactions in "penny stocks." The disclosure rules applicable to penny stocks require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized list disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. In addition, the broker-dealer must identify its role, if any, as a market maker in the particular stock, provide information with respect to market prices of the Common Stock and the amount of compensation that the broker-dealer will earn in the proposed transaction. The broker-dealer must also provide the customer with certain other information and must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Further, the rules require that following the proposed transaction the broker-dealer provide the customer with monthly account statements containing market information about the prices of the securities. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If the Common Stock became subject to the penny stock rules, many broker-dealers may be unwilling to engage in transactions in the Company's securities because of the added disclosure requirements, thereby making it more difficult for purchasers of the Common Stock in this offering to dispose of their shares of the Common Stock.

15.      SHARES ELIGIBLE FOR FUTURE SALE MAY ADVERSELY IMPACT MARKET FOR COMMON
         STOCK.


         As of July 22, 1998, 5,215,444 shares of the Common Stock were issued and outstanding. Except for the shares being registered hereunder, no other shares were "restricted securities" (as such term is defined in Rule 144(a)(3) under the Securities Act) and need to be sold in compliance with Rule 144 or another exemption from the registration requirements under the Securities Act. Pursuant to this Prospectus, the Selling Securityholders may, from time to time, offer an aggregate of 1,353,000 shares of the Common Stock, subject to the Company's possible right to redeem part of such shares (see "Plan of Distribution"). The possibility that substantial amounts of the Common Stock may be sold in the public market may have a depressive effect on prevailing market prices for the Common Stock and, in such event, could impair Synergy's ability to raise capital in the future through the sale of equity securities.


16.      NEGATIVE IMPACT ON VOTING OF PREFERRED STOCK.



     The Class A Preferred Stock, $.001 par value (the "Series A Preferred Stock"), currently entitles the holder to 13 votes for every one share of Class A Preferred held on all matters on which the holders of the Common Stock may vote. Such is the only series of Preferred Stock presently authorized and issued. Accordingly, the holder thereof will, when voting its Class A Preferred Stock as a single class, currently control approximately 30% of the voting power of the Company and, therefore, may effectively control t he election of all of the members of the Board of Directors and the business affairs and policies of Synergy. Such control may also have the effect of delaying, deferring or preventing a change in control of the Company. The terms of the Class A Preferred Stock also provid e that no additional shares of Class A Preferred Stock or other preferred stock of the Company may be issued without the approval of a majority of the holders of the Class A Preferred Stock. The current holder of all the said Preferred Stock is Mair Faibish, the Company's Executive Vice Pres ident.



17.      NO DIVIDENDS LIKELY.

         No dividends have been paid on the Common Stock since inception, nor, by reason of its current financial status and its contemplated financial requirements, does Synergy contemplate or anticipate paying any dividends upon its Common Stock in the foreseeable future.

                               RECENT DEVELOPMENTS

                            CIGAR PRODUCTION AND SALE

DISTRIBUTION RIGHTS



     Synergy, through one of its subsidiaries (the "Affiliate"), entered into an exclusive distributorship agreement dated December 31, 1997 (the "Distribution Agreement") with Fabrica De Tobaco Valle Dorado, SA, a Dominican Republic corporation (the "DR Company") for the sale and distribution of premium cigars manufactured in and from tobacco grown in the Dominican Republic. The Affiliate has the right to retain 50% of the profits from the sale of the cigars and will have discretion as to marketing strategies. The DR Company owns and/or exclusively leases, for at least the period of the Distribution Agreement, sufficient land and factory facilities in the Dominican Republic capable of producing premium hand-made cigars at a capacity of at least 500,000 cigars per month. The Affiliate will have the right to sell the premium cigars under the several brand names developed to date by the DR Company, as well as the right to sell brands developed by the Affiliate to fit market niches which it may locate. The Distribution Agreement is for a term of 25 years with an option for a second 25 years, for worldwide distribution to locations directed by the Affiliate. The DR Company, which has shipped over 1,000,000 cigars in the United States since January 1, 1997, has present tobacco inventory on hand to produce approximately 3,500,000 cigars. The cigars presently marketed by the DR Company range from hand made short fillers that retail around $2.00 each to premium hand-made long filler cigars that retail as high as $6.00 each. Currently the distribution of premium hand made cigars benefited by the Company is done through sale in over 130 chain stores that have approximately 5500 outlets, and in addition the Company officials are negotiating with several other large supermarket and drug store chains for further distribution, all of which sales are accomplished through display in patented display humidors and cedar box mutiples. The Company has also begun direct marketing through cable television .Under the terms of the DistributionAgreement the Affiliate is to pay the D Company for the cigars at cost and to split the profit derived from their resale. In addition, the Affiliate is to advance the costs needed for the sale, promotion, marketing, advertising, shipping to customers and all applicable taxes, and would be responsible for exhibition of the goods at trade shows and other advertising shows and publicity vehicles, all of which expenses would be deducted as costs, together with other costs of goods, including but not limited to delivery expense, distribution, selling, marketing, tobacco taxes and excise taxes, before arriving at the "profit" to be split. Management of the Company believes that the Company's historical inroads into the consumer goods distribution network will provide advantageous opportunity for establishment and enhancement of distribution channels for the cigars. There can be, of course, no assurance that the Affiliate will be successful in marketing cigars, especially in view of the various factors discussed under this caption "Recent Developments" and certain of the risks discussed under "Risk Factors."



CIGAR PRODUCTION

         According to statistics compiled by The Cigar Insider, the Dominican Republic produces and exports more premium cigars into the United States than any other country in the world. It has a strong lead over all other cigar exporting nations, with nearly 50% of the market. Industry experts rate cigars manufactured in the Dominican Republic third in the world in quality, trailing only those from Cuba and Jamaica.

         Cuban cigars cannot be exported into the United States as a result of the 1962 trade embargo. Neither Synergy nor any of its wholly-owned subsidiaries currently distribute or engage in any transactions involving Cuban cigars or any other products of Cuban origin. Removal of the trade embargo and the resultant distribution of Cuban cigars into the United States could have a material adverse effect on the prospective business for the Affiliate.


COMPETITION

         The cigar distribution industry is dominated by a small number of large companies which are well known to the public. Management believes that, as a distributor of premium cigars, the Affiliate will compete with a smaller number of primarily regional distributors, including Southern Wine and Spirits, Specialty Cigars, Inc., Cohabico and Old Scottsdale Cigar Company, Inc. and many other small tobacco distributors and jobbers. A number of larger, well-known cigar manufacturing and wholesale companies, along with major cigarette manufacturers, have not yet entered the retail distribution market to any appreciable degree, but may do so in the future. Such potential competitors including JR Cigar Company, Inc., Consolidated Cigar Corporation, Culbro Corporation, General Cigar Company, Swisher International Inc., Caribbean Cigar Company and US Tobacco. Many existing and potential competitors have larger resources than the Company and would, if they enter the cigar distribution market, constitute formidable competition for the Affiliate's business. There can be no assurance that the Affiliate will compete successfully in any market.

GOVERNMENT REGULATION AND TOBACCO INDUSTRY LITIGATION

         GENERAL. The tobacco industry in general has been subject to regulation by federal, state and local governments, and recent trends have been toward increased regulation. Regulations include labeling requirements, limitations on advertising and prohibition of sales to minors, laws restricting smoking from public places including office, office buildings, restaurants and other eating establishments. In addition, cigars have been subject to excise taxation at the federal, state and local level, and those taxes may increase in the future. Tobacco products are especially likely to be subject to increases in excise taxation. Future regulations and tax policies may have a material adverse affect upon the ability of cigar companies, including the Company, to generate revenue and profits.

         EXCISE TAXES.

         FEDERAL TAXES. Effective January 1, 1991, the federal excise tax rate on large cigars (weighing more than three pounds per 1,000 cigars) was increased to 10.625%, capped at $25.00 per 1,000 cigars, and again increased to 12.75%, capped at $30.00 per 1,000 cigars, effective January 1, 1993. However, the base on which the federal excise tax is calculated was lowered effective January 1, 1991 to the manufacturer's selling price, net of the federal excise tax and certain other exclusions. The excise tax on pipe tobacco increased effective January 1, 1993 to $0.675 per pound. The federal excise tax on little cigars (weighing less than three pounds per 1,000 cigars) increased from $0.75 per 1,000 cigars to $0.9375 per 1,000 cigars effective January 1, 1993. Management does not believe that the current level of excise taxes will have a material adverse effect on the Affiliate's business, but it cannot assure that additional increases will not have a material adverse effect on the Affiliate's business.

         STATE AND LOCAL TAXES. Cigars and pipe tobacco are also subject to certain state and local taxes. Deficit concerns at the state level continue to exert pressure to increase tobacco taxes. Since 1964, the number of states that tax cigars has risen from six to 42. State excise taxes generally range from 2% to 75% of the wholesale purchase price, and are not subject to caps similar to the federal cigar excise tax. In addition, seven states have increased existing taxes on large cigars since 1988. Five states tax little cigars at the same rates as cigarettes, and four of these states have increased their cigarette taxes since 1988. Increases in such state excise taxes or new state excise taxes may in the future have a material adverse effect on the Affiliate's business.

         HEALTH REGULATIONS. Cigars, like other tobacco products, are subject to regulation in the United States at the federal, state and local levels. Together with changing public attitudes toward smoking, a constant expansion of smoking regulations since the early 1970s has been a major cause for a substantial decline in consumption. Moreover, the trend is toward increasing regulation of the tobacco industry.

         FEDERAL REGULATION. In recent years, a variety of bills relating to tobacco issues have been introduced in the Congress of the United States, including bills that would have prohibited the advertising and promotion of all tobacco products and/or restricted or eliminated the deductibility of advertising expenses; would have set a federal minimum age of 18 years for use of tobacco products; would have increased labelling requirements on tobacco products to include, among other things, addiction warnings and lists of additives and toxins; would have modified federal preemption of state laws to allow state courts to hold tobacco manufacturers liable under common law or state statutes; and would have shifted regulatory control of tobacco products and advertisements from the FTC to the FDA. In some cases, hearings were held, but only one of these proposals was enacted. That law requires states, in order to receive full funding for federal substance abuse block grants, to establish a minimum age of 18 years for the sale of tobacco products along with an appropriate enforcement program. The law requires that states report on their enforcement efforts. Future enactment of the other bills may have an adverse effect on the sales or operations of the Affiliate.

         EPA LITIGATION. The U.S. Environmental Protection Agency (the "EPA") has recently published a report with respect to the respiratory effects of passive smoking, which report concluded that widespread exposure to environmental tobacco smoke presents a serious and substantial public health impact. In June 1993, Philip Morris Companies Inc. and five other representatives of the tobacco manufacturing and distribution industries filed suit against the EPA seeking a declaration that the EPA does not have the statutory authority to regulate environmental tobacco smoke and that, in view of the available scientific evidence and the EPA's failure to follow its own guidelines in making the determination, the EPA 's final risk assessment was arbitrary and capricious. The litigation is still pending.

         FDA REGULATION. The FDA has proposed rules to regulate cigarettes and smokeless tobacco in order to protect minors. Although the FDA has defined cigarettes in such a way as to include little cigars, the ruling does not directly impact large cigars. However, once the FDA has successfully exerted authority over any tobacco product, the practical impact may be felt by distributors and manufacturers of any tobacco product. If the FDA is successful, this may have long-term repercussions on the larger cigar industry. The major tobacco companies and advertising companies recently brought an action in federal court in North Carolina challenging FDA regulation of tobacco products. The court certified its order for immediate appeal and the ultimate resolution of the litigation is still pending.

         STATE REGULATION. In addition, the majority of states restrict or prohibit smoking in certain public places and restrict the sale of tobacco products to minors. Places where the majority of states have prohibited smoking include: any public building designated as non-smoking; elevators; public transportation; educational facilities; health care facilities; restaurants and workplaces. Local legislative and regulatory bodies have also increasingly moved to curtail smoking by prohibiting smoking in certain buildings or areas or by requiring designated "smoking" areas. In a few states, legislation has been introduced, but has not passed, which would require all little cigars sold in those states to be "fire-safe" little cigars, i.e., cigars which extinguish themselves if not continuously smoked. Passage of this type of legislation and any other related legislation could have a materially adverse effect on the Affiliate's cigar business. Currently, the federal Consumer Product Safety Commission is working to establish such standards for cigarettes. The enabling legislation, as originally proposed, included little cigars. However, little cigars were deleted due to the lack of information on fires by these products.

         CALIFORNIA-PROPOSITION 65. Although federal law has required health warnings on cigarettes since 1965, there is no federal law requiring that cigars or pipe tobacco carry such warnings. However, California requires "clear and reasonable" warnings to consumers who are exposed to chemicals known to the state to cause cancer or reproductive toxicity, including tobacco smoke and several of its constituent chemicals. Violations of its law, Proposition 65, can result in a civil penalty not to exceed $2,500 per day for each violation. Although similar legislation has been introduced in other states, no action has been taken.

         During 1988, 26 manufacturers of tobacco products, including the largest mass-marketers of cigars, entered into a settlement of legal proceedings filed against them pursuant to Proposition 65. Under the terms of the settlement, the defendants agreed to label retail packages or containers of cigars, pipe tobaccos and other smoking tobaccos other than cigarettes manufactured or imported for sale in California with the following specified warning label: "This Product Contains/Produces Chemicals Known To The State of California To Cause Cancer, And Birth Defects or Other Reproductive Harm." Although the settlement of the Proposition 65 litigation by its terms only impacts California, it is not practical for national cigar manufacturers to confine their warnings labels to cigars earmarked for sale in California. Consequently, since 1988, most boxes of mass marked cigars manufactured in the United States carry cancer warning labels.

         TOBACCO INDUSTRY LITIGATION. Historically, the cigar industry has not experienced material health-related litigation. However, litigation against leading United States cigarette manufacturers seeking compensatory and, in some cases, punitive damages for cancer and other health effects alleged to have resulted from cigarette smoking is pending.

         PROPOSED SETTLEMENT WITH STATES. Several states have sued tobacco companies seeking to recover the monetary benefits paid under Medicaid to treat residents allegedly suffering from tobacco-related illnesses. On June 20, 1997, the Attorneys General of 40 states and the major United States tobacco companies announced a proposed settlement of the litigation, which, if approved by the United States Congress, would require significant changes in the way United States cigarette and tobacco companies do business. The potential impact, if any, on the cigar industry is uncertain, especially in view of the fact that it is not certain as to what the final terms of the settlement will be even as to cigarettes. However, the potential limitations on advertising, the distribution of anti-nicotine literature and the limitations on smoking areas are just examples of provisions which could, if adopted, adversely impact the cigar industry and thus the operations of the Affiliate.

         OTHER STATE ACTIONS. Florida and Massachusetts have enacted statutes permitting suit against the tobacco companies to recoup Medicaid costs and, recently, one defendant has entered into a settlement with such plaintiff states, which provides that the settling defendant will, among other things, pay a portion of its profits in the future to the plaintiff. Under the Florida statue, any of the tobacco companies' traditional defenses, such as assumption of risk, are vitiated. The statute also permits the State to establish causation (that smoking causes cancer, heart disease and other ailments) through the use of purely statistical evidence. The tobacco companies have filed suit challenging the Florida law as unconstitutional.

         CLASS ACTIONS. There have been various class actions instituted against the tobacco companies relating to cigarette smoking, certain of which are still pending. Although management does not believe that any of the deciding or pending actions will have a material adverse effect on the Affiliate's cigar business, there can be no assurance that management's evaluation will be correct as this litigation evolves. Although there are numerous differences between the cigar and cigarette industries, the outcome of pending and future cigarette litigation may encourage various parties to bring suits on various grounds against cigar industry participants. While it is impossible to quantify what effect, if any, any such litigation may have on the Affiliate's operations, there can be no assurance that such litigation would not have a material adverse effect on its operations.

         OSHA REGULATIONS. The Occupational Safety and Health Administration ("OSHA") has proposed an indoor air quality regulation covering the workplace that seeks to eliminate nonsmoker exposure to environmental tobacco smoke. Under the proposed regulation, smoking must be banned entirely from the workplace or restricted to designated areas of the workplace that meet certain criteria. The proposed regulation covers all indoor workplaces under OSHA jurisdiction, including, for example, private residences used as workplaces, hotels and motels, private offices, restaurants, bars and vehicles used as workplaces. The tobacco industry is challenging the proposed OSHA regulation on legal, scientific and practical grounds. It also contends that the proposed regulation ignores reasonable alternatives . There is no guaranty, however, that this challenge will be successful. Although management does not believe that the proposed OSHA regulation would have a material adverse effect on the cigar industry or the Affiliate, there can be no assurance that such regulation would not adversely impact the Affiliate.

FACILITIES

         The Company has relocated its principal offices to 10850 Perry Way, Suite 203, Wexford, Pennsylvania near Pittsburgh, Pennsylvania and has arranged for warehousing, where necessary, on a contract basis. Such facility change was accomplished because of the lesser need for larger facilities in the wake of the Company's entering into its distributorship arrangement with its Chinese trading partner, the latter company being responsible for purchasing, financing, shipping and handling of all goods distributed for them by the Company. The new principal offices for the Company were established in Pennsylvania, closer to the domicile of Synergy's president, Henry Platek, which offices continue to be used principally as a contact point and are fully accessible by modern telecommunications. The Company maintains satellite offices in New York, New Jersey, Florida and the Dominican Republic.

REDEMPTION OF PREFERRED STOCK AND SETTLEMENT ON DIVIDENDS



     In December 1997, the Company, by agreement with the holder thereof, Jemini Investments Inc. (a holder of over 5% of the outstanding common stock of the Company, but not otherwise an affiliate thereof) redeemed all of its outstanding Preferred Stock and reached agreement regarding settlement on outstanding accrued dividends thereon, issuing to such holder 400 ,000 shares of unlegended common stock (as and for redemption), and an option (the "Option") to purchase 500,000 additional shares of legended common stock exercisable at $1.00 per share, together with payment of $350,000 from the Company to the holder (as settlement on any claims for a ccrued dividends and in lieu of future dividends). No dividends have been paid on the Preferred Stock since the third quarter 1996. The Option does not vest until the Company has reached a pre-tax profit of $1,000,000 and if and when vested shall be for a five year term. The Preferred Stock was thereafter re-issued to Mair Faibish, the Company's Executive Vice President in recognition of and in consideration for his efforts in locating new product lines for marketing by the Company and his assistance in locating financing therefor, but dividends associated with such Sto ck have been waived and there will be no acceptance of redemption thereof unless same is done with the written consent of the Company's full Board of Directors, such alteration in the terms of the Preferred Stock being agreeable to the new holder evidenced by written agreement reached with the Company. There is no affiliation between Mr. Faibish and the prior holder, Jemini Investments Inc. Neither the Company nor Mr. Faibish believe that there is any significant monetary benefit to the transfer and holding of the preferred stock because same does not carry any dividend rights but same gives Mr. Faibish a perceived comfort level in being able to vote the stock to maintain a semblance of order to the organizational structure of the Company.

                                 USE OF PROCEEDS

         Synergy will not receive any proceeds from the sale of the Registered Stock being offered for resale on behalf of the Selling Securityholders. Synergy will, however, receive $674,000 if all of the Warrants are exercised, which proceeds will be added to working capital when and if received.


                             SELLING SECURITYHOLDERS

         The following table sets forth certain information regarding the Common Stock held by Selling Securityholders as of July 22, 1998 and to be owned after the offering pursuant to this Prospectus. To the best knowledge of Synergy, the Selling Securityholders have had no material relationship with Synergy within the past three years, other than as a result of ownership of securities of Synergy, except as expressly noted. The information in the table as to a Selling Securityholder has been furnished to Synergy by the respective Securityholder.





Name & address                         Number of Shares                   Percentage (1)
                              --------------------------------         ---------------------
of Beneficial Owner           Before       Offered      After          Before          After
--------------------          ------       -------      -----          ------          -----


Lorenzo Cocco                 142,857(2)   (5)142,857     -0-           2.7%            -0-
Via S. Spirito N 14
Milan, Italy 20121

Tullio Petrolini              142,857(2)   (5)142,857     -0-           2.7%            -0-
Via S. Spirito N 14
Milan, Italy 20121

Alberto Adrissone             178,570(2)   (5)178,570     -0-           3.4%            -0-
39 Avenue Princesse
Grace,
9800 Principautr De Monaco


Name & address                         Number of Shares                   Percentage (1)
                              --------------------------------         ---------------------
of Beneficial Owner           Before       Offered      After          Before          After
--------------------          ------       -------      -----          ------          -----



Quimby Limited                214,287(2)    (5)214,287    -0-            4.2%            -0-
Apartado Postal 1777,
35 Barrak Rd., Offshore Center
3rd Floor
Belize City, Belize

Spiga Limited                 107,142(2)    (5)107,142    -0-            2.1%            -0-
Skelton Building
Road Town
Tortola, British Virgin Islands

Strata Equities Limited       214,287(2)    (5)214,287    -0-            4.2%            -0-
East Asia Chambers
Road Town
Tortola, British Virgin Islands

New Millenium Financial       100,000(3)       100,000    -0-            1.9%            -0-
  Services Ltd.
Wickhams Cay
P.O. Box 662
Road Town
Tortolo, British Virgin Islands

Baytree Associates, Inc.      253,000(4)       253,000    -0-            4.9%            -0-
40 Wall Street
New York, New York 10005



(1) The percentages computed in this column of the table are based upon 5,215,444 shares of the Common Stock outstanding on July 22, 1998 and effect being given, where appropriate, pursuant to Rule 13d-3(d)(1)(i) under the Exchange Act, to shares issuable upon the exercise of Common Stock purchase warrants and the conversion of the Convertible Debentures which are currently exercisable or convertible or exercisable or convertible within 60 days of January 26, 1998.


(2) The shares reported in the table reflect those issued and held in escrow pending the conversion of a Convertible Debenture and the exercise of an Investor Warrant.

(3) The shares reported in this table reflect these issued to settle Synergy's obligation with respect to a previously outstanding convertible debenture in the principal amount of $100,000 which was not converted although eligible for such conversion.

(4) The shares reported in the table reflect (a) 25,000 issued in payment of certain fees related to a bridge financing and (b) 228,000 shares issued and held in escrow pending the exercise of the Placement Agent Warrants.


(5) An additional 1,500,000 shares of common stock are being registered and reserved by the Registrant for issuance to and potential transfer by holders of the Convertible Debentures and/or Investor Warrants if the securities held in escrow therefor are insufficient to satisfy the terms on exercise of the Convertible Debentures and/or Investor Warrants.



                              PLAN OF DISTRIBUTION

GENERAL


         The Selling Securityholders have advised Synergy that sales of the shares of the Registered Stock may be effected from time to time in transactions (which may include block transactions) in the over-the-counter market at market prices prevailing at the time of sale or in negotiated transactions at negotiated prices. The Selling Securityholders may effect such transactions by selling shares of the Registered Stock directly to purchasers or through broker-dealers that may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the shares of Registered Stock for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         The Selling Securityholders and any broker-dealers that act in connection with the sale of the shares of the Registered Stock as principals may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commissions received by them and any profit on the resale of the shares of the Registered Stock as principals might be deemed to be underwriting discounts and commissions under the Securities Act. Synergy has agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities arising under the Securities Act. Synergy will not receive any proceeds from the sale of shares of the Registered Stock by the Selling
Securityholders.  Sales of the  shares of the  Registered  Stock by the  Selling
Securityholders, or even the potential of such sales, would likely have an adverse effect on the market price of the Common Stock.


         The shares of the Registered Stock are offered by the Selling Securityholders on a delayed or continuous basis pursuant to Rule 415 under the Securities Act. Synergy has agreed to pay all expenses incurred in connection with the registration of the shares offered by the Selling Securityholders; provided, however, that the Selling Securityholders shall be exclusively liable to pay any and all commissions, discounts and other payments to broker-dealers incurred in connection with their sale of the shares.

         Synergy, its officers, directors, affiliates and the Selling Securityholders are obligated to take such steps as may be necessary to ensure that the offer and sale by the Selling Securityholders of the shares of the Registered Stock offered by this Prospectus (the "Distribution") shall comply with the requirements of the federal securities laws, including Regulation M under the Securities Act and the Exchange Act.

         In general, Regulation M prohibits any Selling Securityholder or a broker-dealer acting for such Selling Securityholder from directly or indirectly bidding for, or purchasing any shares of the Common Stock or attempting to induce any person to bid for or to purchase shares of the Common Stock until after he, or it has completed his, or its participation in the Distribution. Rule 102 sets forth certain exceptions for the Selling Securityholders including exercising a Common Stock purchase warrant.

PRIVATE PLACEMENT ISSUANCE.

         1,000,000 of the shares of the Common Stock being offered pursuant to this Prospectus have been issued and are being held in escrow pending the conversion of the Convertible Debentures and the exercise of the Investor Warrants. The holders of the Convertible Debentures and the Investor Warrants received these securities in connection with a private placement of such securities pursuant to Rule 506 of Regulation D under the Securities Act in December 1997 in which Synergy offered and sold seven units for $700,000, each unit consisting of a Convertible Debenture in the principal amount of $100,000 and an Investor Warrant to purchase 50,000 shares of the Common Stock at $1.10 per share. The principal purpose of this financing was to assist Synergy in furthering its plans regarding the cigar distribution business (see "Recent Developments"). The Convertible Debentures are convertible at a conversion price equal to 70% of the average closing bid price of the Common Stock for the five trading days immediately preceding the date of conversion as reported on the Nasdaq SmallCap System or a similar organization if Nasdaq is no longer reporting such information, or by the National Daily Quotation Bureau, Inc. or a similar organization if the Common Stock is not quoted on an inter-dealer quotation system or a national securities exchange. The Convertible Debentures bear interest at the annual rate of 10%, which amounts of interest are also convertible on the same basis as the principal amount of the Convertible Debentures. Any of the shares of the Common Stock held in escrow which are not delivered to the Selling Securityholders on conversion of the Convertible Debentures or on exercise of the Investor Warrants and one of the Placement Agent Warrants (see the succeeding paragraph) will be redeemed by Synergy.


         An additional 1,500,000 shares of common stock are being registered and reserved by the Registrant for issuance to and potential transfer by holders of the Convertible Debentures and/or Investor Warrants if the securities held in escrow therefor are insufficient to satisfy the terms on exercise of the Convertible Debentures and/or Investor Warrants.


         In connection with the private placement, Baytree Associates, Inc. ("Baytree"), in lieu of certain fees for acting as the placement agent, received 25,000 shares of the Common Stock from Synergy. Synergy also issued to Baytree, as a finder's fee, a Common Stock purchase warrant expiring October 14, 2002 to purchase 70,000 shares at $1.10 per share, which is the Placement Agent Warrant mentioned in the preceding paragraph. Baytree is offering the 25,000 shares and the 70,000 shares issued and being held in escrow pending exercise of the Placement Agent Warrant pursuant to this Prospectus as a Selling Securityholder. Baytree is also offering (1) 8,000 shares of the Common Stock relating to the exercise at $4.00 per share of a Common Stock purchase warrant expiring September 24, 2000 and (2) 150,000 shares of the Common Stock relating to the exercise at $1.20 per share of a Common Stock purchase warrant expiring June 8, 2000, both of these Placement Agent Warrants having been issued to Baytree in connection with prior services to Synergy and the underlying shares of which having been issued and held in escrow.

CANCELLATION OF DEBENTURES BY VOLUNTARY SETTLEMENT.


         100,000 shares of the Common Stock being offered pursuant to this Prospectus for sale by the Selling Securityholders were issued by Synergy to New Millenium Financial Services Ltd. to settle its obligation with respect to a previously outstanding convertible debenture in the principal amount of $100,000 which was never converted although eligible for such conversion.



              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS


     The only matters submitted in 1997 and to date for shareholder approval were the matters described in the Proxy Statements for the Company's Annual Stockholders Meeting for 1996 and 1997, which Proxy Statements have been incorporated by reference herein.


                                  LEGAL MATTERS


         The validity of the shares of Common Stock offered hereby will be passed on for Synergy by Randall J. Perry, Esq., Rutherford, New Jersey.


                                     EXPERTS


         The consolidated financial statements of the Company as of December 31, 1996, and for the year then ended and the consolidated financial statements and related financial schedules of the Company as of December 31, 1994 and for each of the two years in the period ended December 31, 1994 and 1995 which were included in Synergy's Annual Report on Form 10-K for the year ended December 31, 1996, and incorporated herein by reference, have been audited by Belew, Averitt LLP, independent auditors, as stated in their report appearing therein. In each case, these financial statements have been so incorporated herein by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.



                     COMMISSION POSITION ON INDEMNIFICATION


         The by-laws of Synergy provide for the indemnification of officers and directors to the maximum extent allowable under Delaware law. Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to directors and officers or persons controlling Synergy pursuant to such provisions, Synergy has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Synergy of expenses incurred or paid by a director, officer or controlling person of Synergy in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Synergy will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                                            =======================
No  dealer,  salesperson  or  other  person  has  been
authorized  to give  any  information  or to make  any
representations   in  connection  with  this  offering      SYNERGY BRANDS INC.
other than those  contained in this Prospectus and, if
given or made,  such  information  or  representations      2,853,000  Shares Of Common Stock Offered By Selling
must not be relied upon as having been  authorized  by      Securityholders
the Company.  This  Prospectus  does not constitute an
offer  to sell or a  solicitation  of an  offer to buy
the  securities  offered  hereby to any  person in any
state or other  jurisdiction  in which  such  offer or
solicitation  would be unlawful.  Neither the delivery
of this Prospectus nor any sale made hereunder  shall,
under any  circumstances,  create any implication that
the information  contained herein is correct as of any
time subsequent to the date hereof.
                 ------------------


                 TABLE OF CONTENTS

Page

Additional Information.............    2                                      _______________
Documents  Incorporated
  By Reference.....................    2                                      PROSPECTUS
The Company........................    3                                      _______________
Risk Factors.......................    4
Recent Developments................   11
Use of Proceeds....................   16
Selling Securityholders............   16
Plan of Distribution...............   18
Legal Matters......................   20
Experts............................   20
Commission Position on
   Indemnification.................   20

       Until  ___________,  1998 (___  days  after the                                      ___, 1998
date  of  the  Prospectus),   all  dealers   effecting
transactions in securities offered hereby,  whether or
not participating in this
                                                            =======================


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

              Item 14. Other Expenses of Issuance and Distribution.


         Estimated expenses payable in connection with the sale of shares of the Common Stock, $.001 par value, of Synergy Brands Inc. (the "Registrant") offered hereby are as follows:


                                                                   Amount

Securities and Exchange Commission Registration Fee         $      820.00
Legal Fees and Expenses                                     $   40,000.00
Accounting Fees and Expenses                                $    2,500.00
Printing and Engraving Expenses                             $    1,000.00
Transfer Agent and Escrow Agents Fees and Expenses          $    5,000.00
Listing Fees                                                $   12,500.00
Miscellaneous                                               $    5,000.00
                                                            -------------

Total                                                       $   66,820.00


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         (a) Section 145 of the General Corporation Law of the State of Delaware provides as follows:

                  (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

                  (b) A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

                  (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

                  (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

                  (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this Section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

                  (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement or expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

                  (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

                  (h) For purposes of this Section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

                  (i) For purposes of this Section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

                  (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person."

         (b) As permitted by Section 145 of the Delaware General Corporation Law, the Registrant's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Bylaws of the Registrant provide that (i) the Registrant is required to indemnify its directors, executive officers and employees with respect to any action, suit or proceeding by reason of the fact that he is or was a director, officer or employee of the Registrant, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; (ii) upon receipt of an undertaking to repay such advances if indemnification is determined to be unavailable, the Registrant may advance expenses as incurred, to its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law in connection with a proceeding (except if a determination is reasonably and promptly made by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding or, in certain circumstances, by independent legal counsel in a written opinion that the facts known to the decision making party demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation); (iii) the rights conferred in the Bylaws are not exclusive and the Registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents; (iv) the Registrant may not retroactively amend the By-law provisions relating to indemnification; and (vi) to the fullest extent permitted by the Delaware General Corporation Law, a director or executive officer will be deemed to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Registrant, and, with respect to any criminal action or proceeding, to have had no reasonable cause to believe that his or her conduct was unlawful, if his or her action is based on information, opinions, reports and statements, including financial statements and other financial data, in each case prepared or presented by:

                  (i) one or more officers or employees of the corporation whom the director or executive officer believed to be reliable and competent in the matters presented;

                  (ii) counsel, independent accountants or other persons as to matters which the director or executive officer believed to be within such person's professional competence; and

                  (iii) with respect to a director, a committee of the Board upon which such director does not serve, as to matters within such Committee's designated authority, which committee the director believes to merit confidence; so long as, in each case, the director or executive officer acts without knowledge that would cause such reliance to be unwarranted.

         The  indemnification   provisions  contained  in  the  By-Laws  may  be
sufficiently broad to permit indemnification of the Registrant's executive officers and directors for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). For information as to a limitation on indemnification of directors, officers and controlling persons of the Registrant, see the last undertaking in Item 17 to this Registration Statement.

ITEM 16.  EXHIBITS.

Exhibit No.       Description of Exhibit
-----------       ----------------------

5                 Opinion of Randall J. Perry, Esq.


10 Distributorship Agreement dated December 31, 1997 between Gran Reserve Corporation and Fabrica De Tobaco Valle Dorado SA and letter agreement between Gran Reserve Corporation and New Era Foods Inc. (affiliate of Synergy Brands Inc.) dated April 1, 1998 assigning benefits from such Distributorship Agreement. (Schedules referenced in Agreement not included in Exhibit)



23.1              Consent of Belew Averitt L.L.P.




23.2               Consent of Randall J. Perry, Esq.  (included in Exhibit 5)

ITEM 17.  UNDERTAKINGS

The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (a) To include any Prospectus required by Section 10(a)(3) of the Securities Act;

                  (b) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                  (c) To include any material information with respect to the plan or distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission (the "Commission") by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for the purpose of determining any liability under the Securities Act, each filing of the Registrant's Annual Report pursuant to
Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) To deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the Prospectus, deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Deer Park, State of New York, on February 4, 1998.



                                            SYNERGY BRANDS INC.



                                            By: /s/ Henry Platek, President
                                            ------------------------------------
                                                    Henry Platek, President
                                      -35-

                        POWER OF ATTORNEY AND SIGNATURES


         We, the undersigned officers and directors of Synergy Brands Inc., hereby severally and jointly constitute and appoint Henry Platek and/or Mair Faibish and/or Mitchell Gerstein, and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, all pre-effective and post-effective amendments to this Registration Statement, and generally do all things in our names and on our behalf in such capacities to enable Synergy Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



Name and Signature                      Title(s)                                       Date
------------------                      --------                                       ----

/s/ Henry Platek
----------------------------

Henry Platek                            President, Chief Executive Officer             September 28, 1998
                                        and Chairman of the Board
                                        (Principal Executive Officer)


/s/ Mair Faibish
----------------------------
Mair Faibish                            Executive Vice President,                      September 28, 1998
                                        Chief Financial Officer, and Director


/s/ Mitchell Gerstein
----------------------------
Mitchell Gerstein                       Secretary, Chief Accounting Officer            September 28, 1998
                                        and Director


/s/ Dominic A. Marsicovetere
----------------------------
Dominic A. Marsicovetere                Director                                       September 28, 1998


/s/ Michael V. Ferrone
----------------------------
Michael V. Feronne                      Director                                       September 28, 1998


                                      -36-